Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Net Sales Increase 16% to $68.4 Million

New Order Sales Increase 17%

Earnings Increase to $0.28 per share

Pompano Beach, Florida, July 21, 2008 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2008.  Net income was $6.6 million, or $0.28 diluted per share, for the quarter ended June 30, 2008, compared to net income of $6.2 million, or $0.25 diluted per share, for the quarter ended June 30, 2007, a 10% increase to EPS.  Net sales for the quarter ended June 30, 2008 were $68.4 million, compared to $59.0 million for the quarter ended June 30, 2007, an increase of 16%.  New order sales increased by 17%, from $19.0 million to $22.1 million for the quarters ended June 30, 2007 and 2008, respectively.

Menderes Akdag, CEO and President, commented: “We are pleased to report a 17% increase in new order sales and that we acquired approximately 267,000 new customers in our first fiscal quarter compared to 236,000 for the same quarter in the prior year.  We are also pleased to report that our reorder sales increased by 16%, to $46.2 million for the quarter ended June 30, 2008, compared to $40.0 million for the same quarter in the prior year.  Our continuing focus will be on capturing additional market share, and improving reorders and our customer service levels in fiscal 2009.  Additionally, the Company repurchased approximately 93,000 shares of its outstanding common stock for approximately $1,087,000 during the first quarter of fiscal 2009.”

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results.  To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (210) 234-0009.  Callers will be required to supply PETMEDS as the passcode.  For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 21, 2008 until August 4, 2008 at 11:59 P.M.  To access the replay, call (866) 491-2943 (toll free) or (203) 369-1729, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2008.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1   Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2008	2008
	(UNAUDITED)
ASSETS

Current assets:
Cash and cash equivalents	$38,592,784	$20,267,829
Temporary investments	2,025,000	4,780,000
Accounts receivable, less allowance for doubtful
accounts of $61,930 and $32,040, respectively	3,045,816	1,575,263
Inventories - finished goods	24,753,310	17,909,549
Prepaid expenses and other current assets	987,665	691,859
Total current assets	69,404,575	45,224,500

Long term investments	14,875,000	24,740,000
Property and equipment, net	1,960,433	1,903,294
Deferred income taxes	1,269,027	1,221,853
Intangible asset	365,000	365,000

Total assets	$87,874,035	$73,454,647

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,786,065	$4,358,774
Income taxes payable	3,585,635	185,243
Accrued expenses and other current liabilities	2,250,042	1,876,655

Total liabilities	14,621,742	6,420,672

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized;
2,500 convertible shares issued and outstanding with a
liquidation preference of $4 per share	8,898	8,898
Common stock, $.001 par value, 40,000,000 shares authorized;
23,724,240 and 23,734,067 shares issued, respectively	23,724	23,734
Additional paid-in capital	8,517,554	8,396,277
Retained earnings	65,260,552	58,639,343
Less treasury stock, at cost; 44,815 and 3,100 shares, respectively	(558,435)	(34,277)

Total shareholders' equity	73,252,293	67,033,975

Total liabilities and shareholders' equity	$87,874,035	$73,454,647

Exhibit 99.1   Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	June 30,
	2008	2007

Sales	$68,366,683	$59,027,235
Cost of sales	42,576,381	36,331,851

Gross profit	25,790,302	22,695,384

Operating expenses:
General and administrative	5,812,214	5,615,466
Advertising	10,060,123	8,482,781
Depreciation and amortization	155,552	127,934
Total operating expenses	16,027,889	14,226,181

Income from operations	9,762,413	8,469,203

Other income (expense):
Interest income, net	309,315	392,202
Other, net	160,383	231,656
Total other income (expense)	469,698	623,858

Income before provision for income taxes	10,232,111	9,093,061

Provision for income taxes	3,610,902	2,909,977

Net income	$6,621,209	$6,183,084

Net income per common share:
Basic	$0.28	$0.26
Diluted	$0.28	$0.25

Weighted average number of common shares outstanding:
Basic	23,523,297	24,149,321
Diluted	23,671,933	24,336,100

Exhibit 99.1   Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$6,621,209	$6,183,084
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	155,552	127,934
Share based compensation	304,041	359,469
Deferred income taxes	(47,174)	(242,327)
Bad debt expense	43,986	24,820
(Increase) decrease in operating assets
and increase (decrease) in liabilities:
Accounts receivable	(1,514,539)	(762,207)
Inventories - finished goods	(6,843,761)	411,356
Prepaid expenses and other current assets	(295,807)	(140,383)
Accounts payable	4,427,291	(134,859)
Income taxes payable	3,400,392	2,640,941
Accrued expenses and other current liabilities	373,387	1,035,442
Net cash provided by operating activities	6,624,577	9,503,270

Cash flows from investing activities:
Net change in investments	12,620,000	(6,300,000)
Purchases of property and equipment	(212,690)	(255,958)
Net cash provided by (used in) investing activities	12,407,310	(6,555,958)

Cash flows from financing activities:
Purchases of treasury stock	(1,086,816)	(1,512,254)
Proceeds from the exercise of stock options	348,200	240,444
Tax benefit related to stock options exercised	31,684	8,365
Net cash used in financing activities	(706,932)	(1,263,445)

Net increase in cash and cash equivalents	18,324,955	1,683,867
Cash and cash equivalents, at beginning of period	20,267,829	316,470

Cash and cash equivalents, at end of period	$38,592,784	$2,000,337

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$226,000	$503,000

Retirement of treasury stock	$562,658	$257,630

Exhibit 99.1   Page 4 of 4